Consensus Cloud Solutions, Inc.
Provides Fourth Quarter and Full Year 2024 Results
Releases Q1 2025 and Full Year 2025 Guidance

LOS ANGELES -- Consensus Cloud Solutions, Inc. (NASDAQ: CCSI) today reported preliminary financial results for the fourth quarter and year ended December 31, 2024.

“I am pleased that we finished 2024 in a strong position relative to our expectations. We exceeded our revenue target by more than $5 million for the year, maintained strong margins, generated record net cash provided by operating activities and free cash flow and made a significant reduction in our outstanding debt. Further, we were able to reduce expenses in our SoHo channel to offset the planned revenue reduction and saw the Corporate channel increase its revenue growth from 3% entering the year to 7% in the fourth quarter” said Scott Turicchi, CEO of Consensus.

FOURTH QUARTER 2024 HIGHLIGHTS (UNAUDITED)

Q4 2024 quarterly revenues decreased by $0.8 million or 0.9% to $87.0 million compared to $87.8 million for Q4 2023. This decline was primarily due to a planned decrease of $4.3 million or 11.1% in our Small office home office (“SoHo”) business, partially offset by an increase of $3.5 million or 7.1% in our Corporate business.

Net income (1) increased by $1.3 million or 8% to $18.1 million in Q4 2024 compared to $16.8 million in Q4 2023. The increase was primarily due to the change in noncash foreign exchange revaluation, partially offset by a debt extinguishment gain in Q4 2023 which was not present in the current period and a decline in income from operations. Q4 2024 net income margin (1) was 21% compared to 19% for Q4 2023.

Earnings per diluted share (1) increased to $0.92 or 5.7% in Q4 2024 compared to $0.87 for Q4 2023. The increase was due to the items discussed above.

Adjusted EBITDA (3)(4) for Q4 2024 of $44.4 million decreased compared to $47.2 million in Q4 2023, primarily driven by a decline in income from operations. Q4 2024 Adjusted EBITDA margin (3) of 51.0% is in-line with our forecasted range.

Adjusted net income (1)(2) in Q4 2024 increased to $25.8 million from $21.3 million in Q4 2023 due to the items discussed above excluding the debt extinguishment gain.

Adjusted earnings per diluted share (1)(2) for the quarter increased to $1.32 from $1.11 in Q4 2023, primarily due to the items discussed above excluding the debt extinguishment gain.

Net cash provided by operating activities in Q4 2024 increased to $11.1 million from $2.0 million in Q4 2023. Free cash flow in Q4 2024 increased to $3.1 million from ($5.7) million in Q4 2023. The increase in these two items was primarily due to increased income after excluding noncash items in Q4 2024 compared to Q4 2023.

Key financial results from operations for Q4 2024 versus Q4 2023 are set forth in the following table. Reconciliations of GAAP measures to comparable non-GAAP financial measures accompany this press release.

(Unaudited, in thousands except per share amounts and percentages)			Favorable /(Unfavorable)
	Q4 2024	Q4 2023	Change
Revenues	$86,983	$87,754	(0.9)%
Net income (1)	$18,071	$16,771	7.8%
Net income margin (1)	20.8%	19.1%	1.7 pts
Earnings per diluted share (1)	$0.92	$0.87	5.7%
Adjusted net income (1)(2)	$25,792	$21,346	20.8%
Adjusted earnings per diluted share (1)(2)	$1.32	$1.11	18.9%
Adjusted EBITDA (3)(4)	$44,353	$47,189	(6.0)%
Adjusted EBITDA margin (3)	51.0%	53.8%	(2.8) pts
Net cash provided by operating activities	$11,126	$2,034	447.0%
Free cash flow (5)	$3,146	$(5,702)	NM
NM = Not Meaningful

FULL YEAR 2024 HIGHLIGHTS (UNAUDITED)
2024 revenues decreased $12.2 million or 3% to $350.4 million compared to $362.6 million for 2023. This decline was primarily due to a planned decrease of $21.7 million in our SoHo business, partially offset by an increase of $9.5 million or 4.8% in our Corporate business.

Net income (1) increased to $89.4 million in 2024 compared to $77.3 million for 2023. The increase is primarily due to a decrease of $14.3 million in our digital marketing expense and a decrease of $11.4 million in interest expense (inclusive of an increase of $1.8 million in debt extinguishment gain) primarily as a result of our debt repurchase program lowering our outstanding debt balance, partially offset by the $12.2 million decline in revenues noted above. 2024 net income margin (1) was 26% compared to 21% for 2023.

Earnings per diluted share (1) increased to $4.62 or 17.3% in 2024 compared to $3.94 for 2023. The increase is related to the items discussed above, as well as a lower weighted average share count as a result of share repurchases.

Adjusted EBITDA (3)(4) for 2024 of $188.4 million increased compared to $186.6 million in 2023, primarily driven by a reduction of $14.3 million in our digital marketing expense, partially offset by a $12.2 million decline in revenues. Adjusted EBITDA margin (3) for 2024 of 53.8% is in-line with our expected range of 50-55%.

Adjusted net income (1)(2) in 2024 increased to $109.2 million from $99.8 million in 2023 due to the items discussed above excluding the debt extinguishment gain.

Adjusted earnings per diluted share (1)(2) for the year increased to $5.63, or 10.6%, compared to $5.09 for 2023. The increase is primarily due to the items discussed above excluding the debt extinguishment gain, as well as a lower weighted average share count as a result of share repurchases.

Net cash provided by operating activities in 2024 increased to $121.7 million from $114.1 million in 2023. Free cash flow in 2024 increased to $88.3 million from $77.7 million in 2023. The increase in these two items was primarily due to increased income after excluding noncash items.

Key financial results from operations for 2024 versus 2023 are set forth in the following table. Reconciliations of GAAP measures to comparable non-GAAP financial measures accompany this press release.

(Unaudited, in thousands except per share amounts and percentages)			Favorable /(Unfavorable)
	2024	2023	Change
Revenues	$350,382	$362,562	(3.4)%
Net income (1)	$89,435	$77,295	15.7%
Net income margin (1)	25.5%	21.3%	4.2 pts
Earnings per diluted share (1)	$4.62	$3.94	17.3%
Adjusted net income (1)(2)	$109,150	$99,793	9.4%
Adjusted earnings per diluted share (1)(2)	$5.63	$5.09	10.6%
Adjusted EBITDA (3)(4)	$188,406	$186,594	1.0%
Adjusted EBITDA margin (3)	53.8%	51.5%	2.3 pts
Net cash provided by operating activities	$121,747	$114,113	6.7%
Free cash flow (5)	$88,307	$77,652	13.7%
Notes:

(1)
The effective tax rates were approximately 31.1% for Q4 2024 and 29.5% for Q4 2023. The non-GAAP effective tax rates were 20.6% for Q4 2024 and 21.8% for Q4 2023. The effective tax rates were 26.8% for 2024 and 25.1% for 2023. The non-GAAP effective tax rates were 20.6% for 2024 and 19.7% for 2023. The calculation for net income margin is net income divided by revenues.

(2)
Adjusted net income and Adjusted earnings per diluted share exclude certain non-GAAP items, as defined in the accompanying Reconciliation of GAAP to non-GAAP Financial Measures. Such exclusions totaled $0.40 and $0.24 per diluted share for the three months ended December 31, 2024 and 2023, respectively. For the years ended December 31, 2024 and 2023, such exclusions totaled $1.01 and $1.15 per diluted share, respectively. Adjusted net income and Adjusted earnings per diluted share are not meant as a substitute for measures calculated in accordance with GAAP, but are presented solely for informational purposes.

(3)
Adjusted EBITDA is defined as earnings before interest expense; interest income; other income (expense), net; income tax expense; depreciation and amortization; and other items used to reconcile earnings per diluted share to Adjusted earnings per diluted share, as presented in the Reconciliation of GAAP to Adjusted non-GAAP Financial Measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues. Adjusted EBITDA amounts and Adjusted EBITDA margin are not meant as a substitute for measures calculated in accordance with GAAP, but are presented solely for informational purposes. The most directly comparable GAAP financial measure to Adjusted EBITDA and Adjusted EBITDA margin is net income and net income margin.

(4)	See Net Income to Adjusted EBITDA Reconciliation for the components of Adjusted EBITDA.
(5)
Free cash flow is defined as net cash provided by operating activities, less purchases of property and equipment. Free cash flow amounts are not meant as a substitute for measures calculated in accordance with GAAP, but are solely for informational purposes.

CAPITAL ALLOCATION STRATEGIC INITIATIVES
Consensus ended the quarter with $33.5 million in cash and cash equivalents after the cash outlays detailed below.

The following table consists of our material capital allocation strategic initiatives (in thousands):

Capital Allocation:	Q4 2024	Cumulative Total	Remaining Under the Plan
Debt repurchase program (6)	$20,111	$206,883	$93,117
Common stock repurchase program (7)	$323	$32,113	$67,887

	Q4 2024	2024
Purchases of property and equipment	$7,980	$33,440
Notes:

(6)
On November 9, 2023, the Company’s Board of Directors approved a debt repurchase program, pursuant to which Consensus may reduce, through redemptions, open market purchases, tender offers, privately negotiated purchases or other retirements, a combination of the outstanding principal balance of the 2026 Senior Notes and 2028 Senior Notes. The authorization permits an aggregate principal amount reduction of up to $300 million and expires on November 9, 2026.

(7)
On March 1, 2022, the Company’s Board of Directors approved a share buyback program. Under this program, the Company may purchase in the public market or in off-market transactions up to $100.0 million worth of the Company’s common stock through February 2025. The Company’s Board of Directors extended the remaining amount under the plan of this share buyback program through February 2028 in February 2025.

Q1 2025 GUIDANCE (i)
The following table presents ranges for the Company’s Q1 2025 guidance (in millions, except per share amounts):

	Low	Midpoint	High
Revenue	$85.0	$87.0	$89.0
Adjusted EBITDA	$44.8	$46.3	$47.8
Adjusted earnings per diluted share (ii)	$1.26	$1.31	$1.36

FY 2025 GUIDANCE (i)

The following table presents ranges for the Company’s 2025 guidance (in millions, except per share amounts):

	Low	Midpoint	High
Revenue	$343	$350	$357
Adjusted EBITDA	$179	$185	$190
Adjusted earnings per diluted share (ii)(iii)	$5.03	$5.22	$5.42
Notes:

(i)
Annual and quarterly guidance is provided on a non-GAAP basis, except revenues, only because certain information necessary to calculate the most comparable GAAP measures is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, we are unable to provide a reconciliation of these measures without unreasonable effort.

(ii)
Annual and quarterly guidance for Adjusted earnings per diluted share excludes share-based compensation, amortization of acquired intangibles, foreign exchange (gain) loss and certain gains or costs related to non-routine and other matters that are nonrecurring, in each case net of tax. The non-GAAP effective tax rate for 2025 and Q1 2025 is expected to be between 20.5% and 22.5%.

(iii)
The annual and quarterly guidance for Adjusted earnings per diluted share excludes any foreign exchange gains or losses. For the years ended December 31, 2024, 2023 and 2022, such exclusion totaled $(0.18), $0.10 and $0.06 per diluted share, respectively. Adjusted earnings per diluted share excluding any foreign exchange gains or losses for the years ended December 31, 2024, 2023 and 2022 was $5.45, $5.19 and $5.39, respectively.

Financial Results are Preliminary

The Company is currently finalizing its financial closing process for the year ended December 31, 2024 and the Company’s audited financial results as of and for the year ended December 31, 2024 are not yet available. The unaudited, preliminary consolidated financial data presented above as of December 31, 2024 reflects the Company’s preliminary estimates based on information available as of the date of this release and is subject to change. Accordingly, you should not place undue reliance upon these preliminary estimates. The unaudited, preliminary financial data included in this press release has been prepared by, and is the responsibility of, the Company’s management. The Company’s auditor has not audited, reviewed, compiled or applied agreed-upon procedures with respect to such preliminary financial data. Accordingly, the Company’s auditor does not express an opinion or any other form of assurance with respect thereto. Upon completion of its financial closing procedures, the Company’s audited financial results may differ materially from its preliminary estimates.

About Consensus Cloud Solutions

Consensus Cloud Solutions, Inc. (NASDAQ: CCSI) is a global leader in digital cloud fax technology. With over 25 years of success with eFax® at its core, the Company has evolved to be a trusted provider of interoperability solutions, leveraging artificial intelligence and secure data exchange to transform digital information, automate critical workflows, and maximize operational efficiencies. Consensus maintains industry-leading compliance standards, making it a preferred partner for heavily regulated industries including healthcare, the public sector, financial services, insurance, real estate, and manufacturing. For more information about Consensus, visit consensus.com.

Contact:

Laura Hinson
Consensus Cloud Solutions, Inc
844-211-1711
investor@consensus.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: the Company’s ability to grow fax revenues, profitability and cash flows; the Company’s ability to identify, close and successfully transition acquisitions; subscriber growth and retention; variability of the Company’s revenue based on changing conditions in particular industries and the economy generally; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments, including but not limited to the imposition or increase of taxes or regulatory-related fees; general economic and political conditions, including political tensions and war (such as the ongoing conflict in Ukraine and the Middle East); and the numerous other factors set forth in Consensus’ filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting Consensus, refer to the 2023 Annual Report on Form 10-K filed by Consensus on February 28, 2024, and the other reports filed by Consensus from time-to-time with the SEC, each of which is available at www.sec.gov. The forward-looking statements provided in this press release are subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.

About non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted net income, Adjusted earnings per diluted share, Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation from, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

For more information on these non-GAAP financial measures, please see the appropriate GAAP to non-GAAP reconciliation tables included within the attached Exhibit to this Release.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$33,545	$88,715
Accounts receivable, net of allowances of $5,774 and $6,271, respectively	24,921	26,342
Prepaid expenses and other current assets	16,059	10,191
Total current assets	74,525	125,248
Property and equipment, net	100,076	81,196
Operating lease right-of-use assets	6,515	6,766
Intangibles, net	41,213	44,990
Goodwill	345,036	348,822
Deferred income taxes	30,521	34,869
Other assets	4,315	5,364
TOTAL ASSETS	$602,201	$647,255

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$36,477	$36,506
Income taxes payable, current	1,068	2,224
Deferred revenue, current	20,714	22,041
Operating lease liabilities, current	2,150	2,038
Current portion of long-term debt	18,902	8,575
Total current liabilities	79,311	71,384
Long-term debt, net of current portion	574,080	725,405
Deferred revenue, noncurrent	1,913	2,270
Operating lease liabilities, noncurrent	12,018	13,212
Liability for uncertain tax positions	13,218	9,740
Deferred income taxes	891	1,098
Other long-term liabilities	233	268
TOTAL LIABILITIES	681,664	823,377
Commitments and contingencies
Common stock, $0.01 par value. Authorized 120,000,000; total issued is 20,609,725 and 20,273,686 shares and total outstanding is 19,524,000 and 19,245,024 shares as of December 31, 2024 and December 31, 2023, respectively	206	203
Treasury stock, at cost (1,085,725 and 1,028,662 shares as of December 31, 2024 and December 31, 2023, respectively)	(32,313)	(31,282)
Additional paid-in capital	59,373	41,247
Accumulated deficit	(83,678)	(173,113)
Accumulated other comprehensive loss	(23,051)	(13,177)
TOTAL STOCKHOLDERS’ DEFICIT	(79,463)	(176,122)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$602,201	$647,255

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2024 AND 2023
(UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$86,983	$87,754	$350,382	$362,562

Cost of revenues	17,860	16,713	69,688	68,319
Gross profit	69,123	71,041	280,694	294,243
Operating expenses:
Sales and marketing	14,289	15,365	51,065	65,084
Research, development and engineering	2,101	2,381	7,683	7,727
General and administrative	19,306	17,821	72,546	74,203
Total operating expenses	35,696	35,567	131,294	147,014
Income from operations	33,427	35,474	149,400	147,229
Interest expense	(9,363)	(7,369)	(33,979)	(45,367)
Interest income	371	1,531	2,546	3,715
Other income (expense), net	1,782	(5,858)	4,278	(2,413)
Income before income taxes	26,217	23,778	122,245	103,164
Income tax expense	8,146	7,007	32,810	25,869
Net income	$18,071	$16,771	$89,435	$77,295

Net income per common share
Basic	$0.93	$0.87	$4.64	$3.94
Diluted	$0.92	$0.87	$4.62	$3.94

Weighted average shares outstanding:
Basic	19,375,450	19,206,993	19,286,579	19,582,460
Diluted	19,570,921	19,215,638	19,383,849	19,600,952

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED, IN THOUSANDS)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$89,435	$77,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,516	17,421
Amortization of financing costs and discounts	1,822	2,048
Non-cash operating lease costs	1,549	1,652
Share-based compensation	16,764	18,163
Provision for doubtful accounts	5,104	5,897
Deferred income taxes	2,647	2,428
Gain on extinguishment of debt	(6,557)	(4,795)
Other	—	32
Decrease (increase) in:
Accounts receivable	(3,780)	(4,159)
Prepaid expenses and other current assets	(6,002)	4,088
Other assets	1,048	1,452
Increase (decrease) in:
Accounts payable and accrued expenses	768	(5,542)
Income taxes payable	(1,047)	(231)
Deferred revenue	(1,509)	(2,547)
Operating lease liabilities	(2,455)	(2,044)
Liability for uncertain tax positions	3,478	3,015
Other long-term liabilities	(34)	(60)
Net cash provided by operating activities	121,747	114,113
Cash flows from investing activities:
Purchases of property and equipment	(33,440)	(36,461)
Purchases of investments	—	(4,000)
Net cash used in investing activities	(33,440)	(40,461)
Cash flows from financing activities:
Proceeds from the issuance of common stock under employee stock purchase plan	1,334	1,386
Repurchase of common stock	(1,031)	(23,483)
Taxes paid related to net share settlement	(2,727)	(1,888)
Repurchase of debt	(136,195)	(57,672)
Net cash used in financing activities	(138,619)	(81,657)
Effect of exchange rate changes on cash and cash equivalents	(4,858)	2,556
Net change in cash and cash equivalents	(55,170)	(5,449)
Cash and cash equivalents at beginning of year	88,715	94,164
Cash and cash equivalents at end of year	$33,545	$88,715

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The following tables sets forth the reconciliation of Net income to Adjusted net income for the three months and years ended December 31, 2024 and 2023:

	Three Months Ended December 31,
	2024	Per Diluted Share	2023 *	Per Diluted Share *
Net income	$18,071	$0.92	$16,771	$0.87
Plus:
Share based compensation (1)	5,154	0.26	4,606	0.24
Amortization (2)	830	0.04	977	0.05
Intra-entity transfer (3)	831	0.04	1,025	0.05
Debt extinguishment loss (gain) (4)	110	0.01	(4,795)	(0.25)
Other (5)	1,794	0.10	2,727	0.15
Income tax impact of above items	(998)	(0.05)	35	—
Adjusted net income	$25,792	$1.32	$21,346	$1.11

	Year Ended December 31,
	2024	Per Diluted Share	2023 *	Per Diluted Share *
Net income	$89,435	$4.62	$77,295	$3.94
Plus:
Share based compensation (1)	16,764	0.86	18,163	0.93
Amortization (2)	3,341	0.17	3,947	0.20
Intra-entity transfer (3)	3,634	0.19	4,134	0.21
Debt extinguishment gain (4)	(6,557)	(0.34)	(4,795)	(0.24)
Other (5)	3,297	0.17	3,844	0.19
Income tax impact of above items	(764)	(0.04)	(2,795)	(0.14)
Adjusted net income	$109,150	$5.63	$99,793	$5.09
* The prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported Adjusted net income or Adjusted earnings per diluted share.
Adjusted net income as calculated above represents net income and the items used to reconcile GAAP to non-GAAP financial measures, including (1) share-based compensation; (2) amortization; (3) intra-entity transfers; (4) debt extinguishment loss (gain); (5) other benefits or costs related to non-routine and other matters; and (6) income tax impact. Adjusted net income and weighted average diluted shares are then used to calculate Adjusted earnings per diluted share. The Company discloses these measures as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that measures are broadly used by analysts, rating agencies and investors in assessing our performance. Accordingly, the Company believes that the presentation of these measures provides useful information to investors.
Adjusted net income and Adjusted earnings per diluted share are not calculated in accordance with, or presented as an alternative to, net income or earnings per diluted share, and may be different from similarly or identically named non-GAAP measures used by other companies. In addition, these measures are not based on any comprehensive set of accounting rules or principles. These non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Non-GAAP Financial Measures

To supplement its unaudited consolidated financial statements, the Company uses the following non-GAAP financial measures: Adjusted net income, Adjusted earnings per diluted share, Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about core operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The Company’s non-GAAP financial measures are adjusted for the following items:

(1) Share-based compensation. The Company excludes share-based compensation because it is non-cash in nature and because the Company believes that the non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(2) Amortization. The Company excludes amortization of patents and acquired intangible assets because it is non-cash in nature and because the Company believes that the non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(3) Intra-entity transfers. The Company excludes certain effects of intra-entity transfers to the extent the related tax asset or liability in the financial statement is not recovered or settled, respectively during the year. During December 2019, the Company entered into an intra-entity asset transfer that resulted in the recording of a tax benefit and related tax asset representing tax deductible amounts to be realized in future years which is expected to be recovered over a period of up to 20 years. The Company believes that excluding the cumulative future unrealized benefit of the assets transferred in 2019 and amortization of the tax asset in the subsequent years in the non-GAAP financial measures, thereby presenting the tax benefit in the non-GAAP measures in the year of realization, provides meaningful supplemental information regarding operational performance and facilitates comparisons to historical operating results.

(4) Debt extinguishment loss (gain). The Company excludes certain gains or losses associated with the retirement of our debt. The Company believes that the non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(5) Other. The Company excludes certain benefits or costs related to non-routine and other matters. The Company believes that the non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(UNAUDITED, IN THOUSANDS)

The following table sets forth a reconciliation of Net income to Adjusted EBITDA, the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023*	2024	2023*
Net income	$18,071	$16,771	$89,435	$77,295
Plus:
Interest expense	9,363	7,369	33,979	45,367
Interest income	(371)	(1,531)	(2,546)	(3,715)
Other (income) expense, net	(1,782)	5,858	(4,278)	2,413
Income tax expense	8,146	7,007	32,810	25,869
Depreciation and amortization	5,548	4,368	20,516	17,421
EBITDA:
Plus:
Share-based compensation	5,154	4,606	16,764	18,163
Other	224	2,741	1,726	3,781
Adjusted EBITDA	$44,353	$47,189	$188,406	$186,594
* The prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on Adjusted EBITDA.
Adjusted EBITDA as calculated above represents earnings before interest expense, interest income, other income (expense), net, income tax expense, depreciation and amortization and the items used to reconcile GAAP to non-GAAP financial measures, including (1) share-based compensation; and (2) other benefits or costs related to non-routine and other matters. The Company discloses Adjusted EBITDA as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that measures similar to Adjusted EBITDA are broadly used by analysts, rating agencies and investors in assessing our performance. Accordingly, the Company believes that the presentation of Adjusted EBITDA provides useful information to investors.

Adjusted EBITDA is not calculated in accordance with, or presented as an alternative to, net income, and may be different from similarly or identically named non-GAAP measures used by other companies. In addition, Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles. This Adjusted non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION
(UNAUDITED, IN THOUSANDS)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$11,126	$2,034	$121,747	$114,113
Less: Purchases of property and equipment	(7,980)	(7,736)	(33,440)	(36,461)
Free cash flows	$3,146	$(5,702)	$88,307	$77,652
Net cash provided by operating activities in Q4 2024 increased to $11.1 million from $2.0 million in Q4 2023. Free cash flow in Q4 2024 increased to $3.1 million from ($5.7) million in Q4 2023. The increase in these two items was primarily due to increased income after excluding noncash items in Q4 2024 compared to Q4 2023.
Net cash provided by operating activities in 2024 increased to $121.7 million from $114.1 million in 2023. Free cash flow in 2024 increased to $88.3 million from $77.7 million in 2023. The increase in these two items was primarily due to increased income after excluding noncash items.
The term Free cash flow is defined as net cash provided by operating activities, less purchases of property and equipment. The Company discloses Free cash flow as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that this non-GAAP measure is broadly used by analysts, rating agencies and investors in assessing the Company’s performance. Accordingly, the Company believes that the presentation of this non-GAAP financial measure provides useful information to investors.
Free cash flow is not calculated in accordance with, or presented as an alternative to, net cash provided by operating activities, and may be different from non-GAAP measures with similar or even identical names used by other companies. In addition, Free cash flow is not based on any comprehensive set of accounting rules or principles. This non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Key Performance Metrics (Unaudited)

The following table sets forth certain key performance metrics for Consensus for the three months and years ended December 31, 2024 and 2023 (in thousands, except for percentages and Average Revenue per Customer Account):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Corporate revenue	$52,917	$49,423	$209,112	$199,621
Corporate customer accounts (1)	59	54	59	54
Corporate Average Revenue per Customer Account (“ ARPA”) (1)(2)	$303.62	$305.79	$310.67	$315.51
Corporate paid adds (3)	4	3	18	12
Corporate monthly account churn (4)	2.63%	1.82%	2.36%	1.49%

SoHo revenue	$34,061	$38,328	$141,258	$162,916
SoHo customer accounts (1)	747	831	747	831
SoHo ARPA (1)(2)	$14.99	$15.12	$14.92	$15.31
SoHo paid adds (3)	60	57	247	274
SoHo monthly account churn (4)	3.38%	3.34%	3.40%	3.54%
(1) Consensus customers are defined as paying Corporate and SoHo customer accounts.

(2) Represents a monthly ARPA for the quarter or annual period, and is calculated as follows: Monthly ARPA on a quarterly basis is calculated using our standard convention of dividing revenue for the quarter by the average of the quarter’s beginning and ending customer base and dividing that amount by 3 months. Monthly ARPA on an annual basis is calculated by dividing revenue for the year by the average customer base for the applicable period and dividing that amount by 12 months. Consensus believes ARPA provides investors an understanding of the average monthly revenues we recognize per account associated within Consensus’ customer base. As ARPA varies based on fixed subscription fee and variable usage components, Consensus believes it can serve as a measure by which investors can evaluate trends in the types of services, levels of services and the usage levels of those services across Consensus’ customers.

(3) Paid Adds represents paying new Consensus customer accounts added during the periods presented.

(4) Monthly churn represents paid monthly SoHo and Corporate customer accounts that were cancelled during each month of the quarter or annual period, divided by the average number of customers over the applicable period, including the paid adds. The period measured is the quarter or annual period and expressed as a monthly churn rate over the applicable period.